QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.4

Gary J. Skoien
Chairman, President, and
Chief Executive Officer

        November 28, 2001

Mr. Tom Rumptz
Horizon Group Properties, Inc.
5000 Hakes Drive
Muskegon, MI 49441

Dear Tom:

        This letter amends your retention letter dated April 4, 2001. "The Term of This Agreement" on Page 2, Section 4 shall be changed to February 28, 2002. All other terms shall remain unchanged.

        Please let me know if you have any questions. Thank you for your continued efforts on behalf of Horizon Group Properties, Inc.

Very truly yours,
/s/ Gary J. Skoien Gary J. Skoien

QuickLinks

  EXHIBIT 99.4